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                                                                      EXHIBIT 11

                             GENERAL RE CORPORATION

                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                                   YEARS ENDED DECEMBER 31
                                                             ------------------------------------
                                                                1994         1993         1992
                                                             ----------   ----------   ----------
Net income applicable to common stock (in millions)(a).....  $      654   $      700   $      646
                                                             ==========   ==========   ==========
Average number of common shares outstanding (b)............  82,071,651   84,542,686   85,667,413
                                                             ==========   ==========   ==========
Net income per share.......................................  $     7.97   $     8.28   $     7.55
                                                             ==========   ==========   ==========

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(a) After deduction of preferred stock dividends of $11 million for the years ended December 31, 1994, 1993 and 1992.

(b) Fully diluted earnings per share are not reported because the effect of potentially dilutive securities was not significant.